Exhibit 99.1

NEWS RELEASE

Further Information Contacts:
AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A. C. Zucaro: Chairman & CEO	Analysts/Investors: Marilynn Meek
(312) 346-8100	(212) 827-3773

OLD REPUBLIC ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

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Chicago – August 27, 2015 – Old Republic International Corporation (NYSE:  ORI) today announced that its Board of Directors has appointed Craig R. Smiddy (51) President and Chief Operating Officer of  the Old Republic General Insurance Group, Inc. (ORGIG), the Company’s property & liability insurance business and its largest operating segment.  Smiddy, who joined Old Republic a little more than two years ago, succeeds R. Scott Rager who continues as Old Republic International’s President and Chief Operating Officer.  Smiddy will also be added to ORI’s Office of the Chief Executive Officer (OCEO), the Company’s senior policy-making group for consolidated operations.

The Board also appointed W. Todd Gray (47) Sr. Vice President-Operations and Finance of ORGIG where he will also be a member of its OCEO.  Gray brings important expertise to this and other parts of ORI’s business.  He has a proven record of accomplishments as a multi-dimensional leader with skills honed during a 25 year career in the specialty property and liability insurance business.  For most of those years he held executive positions of increasing responsibility at the Midland Company, a former publicly owned property and liability insurance organization.

In other management developments, Old Republic announced that John R. Heitkamp, Jr. (61), its General Counsel, would be joining the OCEO of both ORGIG and ORI.  In a related appointment, Steve Oberst (48), President of Old Republic Risk Management, Inc., ORI’s long-established large account risk management business, would be joining ORGIG’s OCEO.

In making these announcements, Al Zucaro, ORI’s Chairman and Chief Executive Officer noted, “All of these appointments to Old Republic’s senior leadership team reflect our Board of Directors’ appreciation and recognition of both newly joined and long serving executive talents.  They represent significant additions to our bench strength and our commitment to managing Old Republic for the best long term interests of customers, shareholders, and other stakeholders.”  These appointments are effective on October 1, 2015.

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation’s 50 largest publicly held insurance organizations.  Its most recent financial statements reflect consolidated assets of approximately $17.27 billion and common shareholders’ equity of $3.93 billion, or $15.16 per share.  Its current stock market valuation is approximately $4.08 billion or $15.73 per share.

The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields.  A long-term interest in mortgage guaranty and consumer credit indemnity lines has devolved to a run-off operating mode in recent years.

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Investor Relations
Old Republic International Corporation
307 North Michigan Avenue
Chicago, IL  60601
312-346-8100
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